EXHIBIT 10.1

RETIREMENT, CONSULTING AND NONCOMPETITION AGREEMENT

           THIS RETIREMENT, CONSULTING AND NONCOMPETITION AGREEMENT (the “Agreement”) is made this 3rd day of May 2008 (the “Effective Date”) by and between Edward W. Gormley (the “Executive”), and Abington Savings Bank, a Pennsylvania chartered savings bank doing business as “Abington Bank” (the “Bank” or the “Employer”).

W I T N E S S E T H:

           WHEREAS, the Executive currently serves as a Senior Vice President and Secretary of the Employer;

WHEREAS, the Executive currently is a party to an amended and restated employment agreement with the Bank, dated as of November 28, 2007 (the “Employment Agreement”), setting forth the terms and conditions of his employment;

           WHEREAS, the Executive has expressed a desire to elect early retirement effective as of September 30, 2008 (the “Retirement Date”);

WHEREAS, the Bank desires to have the Executive provide certain consulting services on a part-time basis following the Retirement Date as set forth below;

WHEREAS, the Executive is willing to relinquish his rights under the Employment Agreement; and

WHEREAS, the Employer and the Executive desire to set forth their agreement with respect to the Executive’s retirement from the Employer, the terms and conditions under which the Executive will retire and receive certain benefits, and the consulting services to be provided by the Executive;

           NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, and intending to be legally bound, the parties agree as follows:

           1.             Termination of Employment and Employment Agreement; Transition Period.

(a)           Effective as of the Retirement Date, the Executive shall no longer be an officer or employee of the Employer and shall be deemed to have resigned as an officer and employee of the Employer. The Employment Agreement, by mutual agreement of the parties hereto, shall be terminated and be of no further force and effect as of the Effective Date, and the Executive shall be entitled only to the rights and payments set forth herein in lieu of any and all rights and payments under the Employment Agreement.

(b)           Between the Effective Date and the Retirement Date (the “Transition Period”), the Executive shall continue in his current positions as a Senior Vice President and Secretary of the Employer.  During the Transition Period, the Executive shall report to, and shall coordinate his activities with, the President and Chief Executive Officer of the Bank or his designee.  It is contemplated that the services to be provided by the Executive during the Transition Period will include services consistent with his current titles as well as assisting in the training of a new chief lending officer and a new secretary of the Bank.

           2.             Payments and Benefits to the Executive.

(a)           During the Transition Period, the Employer agrees to continue to pay the Executive at an annualized rate equal to his current annual base salary of $142,300 ($11,858.33 per month), paid in accordance with the Employer’s normal procedures applicable to employees. In addition, during the Transition Period, the Executive will be entitled to continued medical, dental, life, accident and disability insurance in his capacity as an employee, with the Executive responsible for paying the employee share of any premiums, co-payments or deductibles.  Notwithstanding anything to the contrary herein, subsequent to the Retirement Date, other than continued medical and dental insurance, the Executive will not be entitled to participate in or accrue or earn any benefits under any other benefit plan or arrangement maintained by the Employers.

           (b)           During the first 18 months following the Retirement Date, in consideration of the Executive’s obligations and agreements under Section 5, 6 and 7 of this Agreement, the Employer agrees to pay a consulting and noncompetition fee of $10,000  per month to the Executive on the last business day of each month, commencing October 31, 2008 and ending March 31, 2010.  The Employer’s obligation to make such payments shall cease if the Executive breaches any provision of this Agreement, including but not limited to Sections 5, 6 and 7 of this Agreement.

(c)           During the last 18 months of the Noncompetition Period (as defined in Section 6 below), in consideration of the Executive’s obligations and agreements under Sections 6 and 7 of this Agreement, the Employer agrees to pay a noncompetition fee of $7,500 per month to the Executive on the last business day of each month, commencing April 30, 2010 and ending October 31, 2011.  The Employer’s obligations to make such payments shall cease if the Executive breaches any provision of this Agreement, including but not limited to Sections 6 and 7 of this Agreement.

(d)           The Employer agrees to provide the Executive with continued medical and dental insurance until the earlier to occur of (i) the passage of 36 months following the Retirement Date, (ii) the date of the Executive’s full-time employment with another employer pursuant to which he becomes entitled under the terms of such employment to medical and dental benefits or (iii) the date that the Executive becomes entitled to medical and dental benefits pursuant to coverage provided to his spouse by her employer. The coverage provided during such period will be comparable to the coverage provided by the Employer to other employees, with the Executive responsible for paying the same share of any premiums, co-payments or deductibles as if he was still an employee; provided that any insurance premiums payable by the Employer or any successors pursuant to this Section 2(d) shall be payable at such times and in such amounts as if the Executive was still an employee of the Employer, subject to any increases in such amounts imposed by the insurance company or COBRA, and the amount of insurance premiums required to be paid by the Employer in any taxable year shall not affect the amount of insurance premiums required to be paid by the Employer in any other taxable year.

           (e)           The Employer shall have no obligation to make contributions for service subsequent to the Retirement Date with respect to the Bank’s 401(k) Plan, the SERP, the Bank’s Employee Stock Ownership Plan (the “ESOP”), the Bank’s Executive Deferred Compensation Plan (the “EDCP”) or any other tax-qualified or non-tax-qualified retirement or profit sharing plan on behalf of the Executive, and the Executive shall have no right to participate in or accrue any additional benefit related to such plans for service after the Retirement Date.  All of the Executive’s accrued and vested benefits held under the 401(k) Plan, the ESOP and the EDCP as of the Retirement Date shall be payable to the Executive in accordance with the terms of such plans, with the Executive being deemed to have a Separation from Service (as such term is defined in the EDCP) as of the Retirement Date.  The Executive and his beneficiaries shall not be entitled to receive any benefits under the SERP or, following the Retirement Date, under the Executive’s split dollar insurance agreement with the Bank.

(f)           The value of the Executive’s accrued but unused vacation leave as of the Retirement Date shall be paid to the Executive within ten business days following the Retirement Date.

(g)           The Executive shall not be entitled to any cash bonus for service in fiscal 2008 under any Employer bonus plan.

           3.             Stock Option Plans.  It is acknowledged that no additional arrangements are being provided by the Employer to the Executive under any of the stock option plans (the “Option Plans”) of Abington Bancorp, Inc. (the “Company”).  All outstanding stock options held by the Executive under the Option Plans which are not exercisable as of the Retirement Date shall be forfeited by the Executive, and all vested stock options held by the Executive shall remain exercisable for the time periods set forth in the Option Plans and related grant agreements.  As of the Effective Date, the Executive holds 37,440 vested stock options, with an additional 18,720 stock options scheduled to vest on July 5, 2008.

4.            Recognition and Retention Plans.  It is acknowledged that no additional arrangements are being provided by the Employer to the Employee under any of the Company’s recognition and retention plans (the “RRPs”) and that awards previously made by the Company to the Employee under the RRPs which remain unvested as of the Retirement Date shall not accelerate or be deemed earned and will be forfeited in accordance with the terms of the RRPs as of the date thereof.  As of the Effective Date, the Executive holds an award for 5,600 RRP shares which is scheduled to vest on July 5, 2008.  Because the remaining unvested RRP shares are not scheduled to vest until after the Retirement Date, they will be forfeited as of the Retirement Date.

5.              Consulting Services.

(a)             Consulting Period.  The Bank hereby agrees to engage the Executive, and the Executive hereby agrees to provide consulting services to the Bank, subject to the terms and conditions of this Agreement, for the period commencing on the Retirement Date and ending 18 months thereafter (the “Consulting Period”).  During the Consulting Period, the Executive shall be treated as an independent contractor and shall not be deemed to be an employee of the Bank or any subsidiary or affiliate of the Bank.

(b)             Duties.  During the Consulting Period, the Executive shall report to the President of the Bank or his designee, and shall provide his personal advice and counsel to the Bank regarding its operations, customer relationships, growth and expansion opportunities and other business matters that may arise in connection with the business and operations of the Bank and its subsidiaries and affiliates in the Commonwealth of Pennsylvania and as may be reasonably requested by the President of the Bank or his designee from time to time (collectively, the “Consulting Services”).  It is contemplated that the Consulting Services will include, without limitation, (i) meetings or teleconferences between the Executive and the President of the Bank, and (ii) efforts by the Executive to enhance the business activities of the Bank and its subsidiaries and affiliates in the Commonwealth of Pennsylvania, including without limitation meeting with existing and potential customers of the Bank and its subsidiaries located in such state.  Consulting Services may be provided in person, telephonically, electronically or by correspondence to the extent appropriate under the circumstances.

(c)             Geographic Location.  The Executive shall provide the Consulting Services in the Commonwealth of Pennsylvania, including without limitation the market areas of the Bank.

(d)             Time Limitation.  In no event shall the Executive be required to provide Consulting Services hereunder for more than eight hours per week or 30 hours in any calendar month during the Consulting Period, with the maximum monthly hours being pro-rated for the first and last month of the Consulting Period.

           6.               Non-Competition Provisions.  The Executive agrees that during the 36-month period immediately following the Retirement Date (the “Noncompetition Period”), the Executive will not (i) without the prior written consent of the Bank (which consent may be given or withheld in the Bank’s sole discretion), directly or indirectly, engage in, become interested in, or become associated with, in the capacity of employee, consultant, director, officer, owner, principal, agent, trustee or in any other capacity whatsoever, any proprietorship, partnership, corporation, enterprise or entity located in any county in which the Company, the Bank or any of their subsidiaries maintains an office or in any immediately adjacent county located in Pennsylvania (collectively, the “Counties” and individually a “County”), which proprietorship, partnership, corporation, enterprise or other entity is, or may be deemed to be by the Bank, competitive with any business carried on by the Company, the Bank or any of their subsidiaries, including but not limited to entities which lend money and take deposits (in each case, a “Competing Business”), provided, however, that this provision shall not prohibit the Executive from owning bonds, non-voting preferred stock or up to five percent (5%) of the outstanding common stock of any Competing Business if such common stock is publicly traded, (ii) solicit or induce, or cause others to solicit or induce, any employee of the Employer or its subsidiaries or affiliates to leave the employment of such entities, or (iii) solicit (whether by mail, telephone, electronically, personal meeting or any other means, excluding general solicitations of the public that are not based in whole or in part on any list of customers of the Employer or its subsidiaries or affiliates) any customer of the Employer or its subsidiaries or affiliates to transact business with any other person or entity, whether or not a Competing Business, or to reduce or refrain from doing any business with the Bank or its subsidiaries or affiliates, or interfere with or damage (or attempt to interfere with or damage) any relationship between the Employer and its subsidiaries or affiliates and any such customers.

           7.             Confidentiality.

(a)           The Executive acknowledges that, except as required by law or in his own good faith use in any proceeding, he has no right personally to use or disclose to any person, firm or corporation, information concerning any customer list, business secrets or confidential financial information of the Employer that he knew was intended by the Employer to be confidential and that he did not have reason to believe had been made public (collectively, “Confidential Information”).  Accordingly, the Executive covenants and agrees that he shall not use or permit the use of any Confidential Information, and shall not divulge any Confidential Information to any person, firm or corporation; provided, however, that nothing in this Section 7(a) shall prevent the Executive, with or without the Employer’s consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding or the Company's public reporting requirements to the extent that such participation or disclosure is required under applicable law.

(b)           The Executive covenants and agrees that upon any adjudication that he has violated the terms of Section 7(a), the Employer shall be entitled to seek injunctive relief and to be awarded damages, together with such party’s costs, reasonable attorneys’ fees and expenses in connection with enforcing the terms hereof.

8.            Release of the Employer and Related Parties.

(a)           In consideration of the payments and benefits to be provided to the Executive pursuant to this Agreement, the sufficiency of which is acknowledged hereby, the Executive, with the intention of binding himself and his heirs, executors, administrators and assigns, does hereby release, remise, acquit and forever discharge the Employer and its subsidiaries and affiliates (the “Employer Affiliated Group”), their present and former officers, directors, executives, agents, attorneys and employees, and the successors, predecessors and assigns of each of the foregoing (individually, “Employer Released Party” and collectively, the “Employer Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Executive, individually or as a member of a class, has, owns or holds, or has at any time heretofore had, owned or held, against any Employer Released Party in any capacity, including, without limitation, any and all claims (i) arising out of or in any way connected with the Executive’s service to any member of the Employer Affiliated Group (or its predecessors or successors) in any capacity, or the termination of such service in any such capacity, (ii) with respect to the Employment Agreement, (iii) for severance or vacation benefits, unpaid wages, salary or incentive payments, (iv) for breach of contract, wrongful discharge, impairment of economic opportunity, defamation, intentional infliction of emotional harm or other tort, (v) for any violation of applicable state or local labor and employment laws (including, without limitation, all laws concerning unlawful and unfair labor and employment practices) and (vi) for employment discrimination under any applicable federal, state or local statute, provision, order or regulation, and including, without limitation, any claim under Title VII of the Civil Rights Act of 1964 (“Title VII”), the Civil Rights Act of 1988, the Fair Labor Standards Act, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Age Discrimination in Employment Act (“ADEA”) and any similar or analogous state statute, excepting only:

(A)           the rights of the Executive (i) relating to any vested stock options held by the Executive under the Option Plans as of the date hereof (collectively, the “Equity Arrangements”) and (ii) as a stockholder of the Company;

(B)           the right of the Executive to receive COBRA continuation coverage in accordance with applicable law;

(C)           rights to indemnification the Executive may have under (i) applicable corporate law, (ii) the articles of incorporation, charter or bylaws of any Employer Released Party, (iii) any other agreement between the Executive and an Employer Released Party, or (iv) as an insured under any director’s and officer’s liability insurance policy now or previously in force; and

(D)           claims for benefits under any health, disability, retirement, life insurance or other similar “employee benefit plan” (within the meaning of Section 3(3) of ERISA) of the Employer Affiliated Group (the “Employer Benefit Plans”).

(b)           The Executive acknowledges and agrees that the release of claims set forth in this Section 8 is not to be construed in any way as an admission of any liability whatsoever by any Employer Released Party, with any such liability being expressly denied.

(c)           The release of claims set forth in this Section 8 applies to any relief no matter how called, including, without limitation, wages, back pay, front pay, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorney’s fees and expenses.

(d)           The Executive specifically acknowledges that his acceptance of the terms of the release of claims set forth in this Section 7 is, among other things, a specific waiver of his rights, claims and causes of action under Title VII, ADEA, ADA and any state or local law or regulation in respect of discrimination of any kind.

(e)           The Executive shall have a period of 21 days to consider whether to execute this Agreement. To the extent the Executive has executed this Agreement within less than 21 days after its delivery to him, the Executive hereby acknowledges that his decision to execute this Agreement prior to the expiration of such 21-day period was entirely voluntary.  If the Executive accepts the terms hereof and executes this Agreement, he may thereafter, for a period of seven days following (and not including) the date of execution, revoke this Agreement. If no such revocation occurs, this Agreement shall become irrevocable in its entirety, and binding and enforceable against the Executive, on the day next following the day on which the foregoing seven-day period has elapsed. Any revocation of this Agreement shall be deemed for all purposes a revocation of this Agreement in its entirety.

(f)           The Executive acknowledges and agrees that he has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Employer Released Party with any governmental agency, court or tribunal.

(g)           In addition to any other remedy available to the Employer hereunder, in the event that, as a result of a challenge brought by an Executive Released Party (as defined below), the release of claims set forth in this Section 8 becomes null and void or is otherwise determined not to be enforceable, then the Employer’s obligation to make any additional payments or to provide any additional benefits under this Agreement shall immediately cease to be of any force and effect, and the Executive shall promptly return to the Employer any payments or benefits (including those under Sections 2(a), 2(b) and 2(c) above) the provision of which by the Employer was conditioned on the enforceability of this Agreement.

(h)           The Executive acknowledges that (i) he is executing this Agreement voluntarily and without any duress or undue influence by any of the parties hereto, (ii) he has been advised to consult with an attorney of his choice and has been given an opportunity to do so, and (iii) he has carefully read this Agreement and the releases contained herein and understands its contents and consequences.

9.            Release of Claims by the Employers.

(a)           The Employer, with the intention of binding itself and its subsidiaries, affiliates, predecessors and successors and their directors and officers (individually, a “Releasing Entity” and collectively, the “Releasing Entities”), do hereby release, remise, acquit and forever discharge the Executive and his heirs, estate, executors, administrators and assigns (collectively, the “Executive Released Parties”), of and from any and all claims, actions, causes of action, complaints, charges, demands, rights, damages, debts, sums of money, accounts, financial obligations, suits, expenses, attorneys’ fees and expenses and liabilities of whatever kind or nature in law, equity or otherwise, whether accrued, absolute, contingent, unliquidated or otherwise and whether now known or unknown, suspected or unsuspected, which the Employer and its subsidiaries, affiliates, predecessors and successors, individually or as a member of a class, have, own or hold, or have at any time heretofore had, owned or held, against any Executive Released Party, excepting only:

(A)           rights of the Releasing Entities under this Agreement, the Employment Agreement, the Equity Arrangements and the Employer Benefit Plans;

(B)           rights of the Releasing Entities arising by reason of the Executive having committed a crime or an act or omission to act which constitutes fraud, willful misconduct or gross negligence; and

(C)           rights of the Releasing Entities pursuant to any mortgage or loan agreement between any Releasing Entity and the Executive or in connection with any indebtedness or overdraft owed by the Executive to any Releasing Entity.

(b)           The Releasing Entities acknowledge and agree that the release of claims set forth in this Section 9 is not to be construed in any way as an admission of any liability whatsoever by any Executive Released Party, with any such liability being expressly denied.

(c)           The release of claims set forth in this Section 9 applies to any relief no matter how called, including, without limitation, compensatory damages, liquidated damages, punitive damages, damages for pain or suffering, costs, and attorneys’ fees and expenses.

(d)           Nothing herein shall be deemed, nor does anything contained herein purport, to be a waiver of any right or claim or cause of action which by law any of the Releasing Entities is not permitted to waive.

(e)           The Employer acknowledges and agrees that it has not, with respect to any transaction or state of facts existing prior to the date hereof, filed any complaints, charges or lawsuits against any Executive Released Party with any governmental agency, court or tribunal.

10.           Representation.  The Employer and the Executive represent that they have reviewed this Agreement, and that each of them is fully aware of the content of this Agreement and of its legal effect, and acknowledge that this is a legally valid and binding obligation of the parties.

11.           Withholding.  The Employer may make such provisions as it deems appropriate for the withholding pursuant to federal, state or local income tax laws of such amounts as the Employer determines it is required to withhold in connection with the payments to be made pursuant to this Agreement.

           12.            Amendment and Waiver.  The terms of this Agreement may not be modified other than in a writing signed by the parties.  No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition for the future or as to any act other than that specifically waived.

13.           Notices.  All notices, demands, consents or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given when: (i) personally delivered, or (ii) sent postage prepaid by registered or certified mail, return receipt requested, such receipt showing delivery to have been made, or (iii) sent overnight by prepaid receipt courier addressed as follows:

If to the Executive:	Edward W. Gormley
At his last address on file with
the Employer

If to the Employers:	Abington Savings Bank
180 Old York Road
Jenkintown, Pennsylvania 19046
	Attention:	Robert W. White
President and Chief Executive Officer

14.           Entire Agreement.  This Agreement incorporates the entire understanding among the parties relating to the subject matter hereof, recites the sole consideration for the promises exchanged and supersedes any prior agreements between the Employer and the Executive with respect to the subject matter hereof, including but not limited to the Employment Agreement.  In entering into  this Agreement, no party has relied upon any representation or promise except those set forth herein.

           15.            Invalid Provisions.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement, and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its deletion from this Agreement.

16.           Enforcement.

(a)           This Agreement shall be binding upon and inure to the benefit of the Executive and the Employer and their respective heirs and/or successors and permitted assigns.  If any party to the Agreement breaches or threatens to breach any provision of this Agreement, then any non-breaching party shall be entitled to injunctive relief to prevent such breaches of this Agreement and to specifically enforce the terms and provisions hereof, in addition to any other remedy to which the non-breaching party may be entitled at law or in equity.

(b)           It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under all applicable laws and public policies, but that the unenforceability or the modification to conform with such laws or public policies of any provision hereof shall not render unenforceable or impair the remainder of the Agreement.  The covenants in Section 6 of this Agreement with respect to the Counties shall be deemed to be separate covenants with respect to each County, and should any court of competent jurisdiction conclude or find that this Agreement or any portion is not enforceable with respect to any of the Counties, such conclusion or finding shall in no way render invalid or unenforceable the covenants herein with respect to any other County.  Accordingly, if any provision shall be determined to be invalid or unenforceable either in whole or in part, this Agreement shall be deemed amended to delete or modify as necessary the invalid or unenforceable provisions to alter the balance of this Agreement in order to render the same valid and enforceable.

(c)           The Executive acknowledges that any breach of Sections 6 or 7 of this Agreement will result in irreparable damage to the Bank for which the Bank will not have an adequate remedy at law.  In addition to any other remedies and damages available to the Bank, the Executive further acknowledges that the Bank shall be entitled to seek injunctive relief hereunder to enjoin any breach of Sections 6 or 7 of this Agreement, and the parties hereby consent to any injunction issued in favor of the Bank by any court of competent jurisdiction, without prejudice to any other right or remedy to which the Bank may be entitled.  The Executive represents and acknowledges that, in light of his experience and capabilities, the Executive can obtain employment with other than a Competing Business or in a business engaged in other lines and/or of a different nature than those engaged in by the Bank or its subsidiaries or affiliates, and that the enforcement of a remedy by way of injunction will not prevent the Executive from earning a livelihood.  In the event of a breach of this Agreement by the Executive, the Executive acknowledges that in addition to or in lieu of the Bank seeking injunctive relief, the Bank may also seek to recoup any or all amounts paid by the Bank to the Executive pursuant to Sections 2(a), 2(b) and 2(c) hereof.  Each of the remedies available to the Bank in the event of a breach by the Executive shall be cumulative and not mutually exclusive.

17.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, except to the extent that applicable federal law preempts the laws of Commonwealth of Pennsylvania.

18.           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be executed by its duly authorized representatives and the Executive has executed this Agreement, all as of the day and year first written above.

WITNESSES:

ABINGTON BANK

/s/Frank Kovalcheck		By:	/s/Robert W. White
Name:	Frank Kovalcheck		Robert W. White
Title:	Senior Vice President		President and Chief Executive Officer

EXECUTIVE

/s/Frank Kovalcheck		By:	/s/Edward W. Gormley
Name:	Frank Kovalcheck		Edward W. Gormley
Title:	Senior Vice President